EXHIBIT 99.1

Eagle Bancorp Montana Earns a Record $6.4 Million, or $0.94 per Diluted Share, in Third Quarter 2020; Declares Quarterly Cash Dividend of $0.0975 per Share

HELENA, Montana, Oct. 27, 2020 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income in the third quarter of 2020 increased 55.4% to $6.4 million, or $0.94 per diluted share, compared to $4.1 million, or $0.63 per diluted share, in the third quarter a year ago, reflecting the high level of contributions from mortgage banking and gains from sale of loans. Net income increased 11.2% when compared to $5.7 million, or $0.84 per diluted share, in the preceding quarter. In the first nine months of 2020, net income increased 88.0% to $16.0 million, or $2.35 per diluted share, compared to $8.5 million, or $1.32 per diluted share, in the first nine months of 2019.

Eagle’s board of directors declared a quarterly cash dividend of $0.0975 per share on October 22, 2020. The dividend will be payable December 4, 2020 to shareholders of record November 13, 2020. The current annualized dividend yield is 2.04% based on recent market prices.

“Our record third quarter results were highlighted by higher mortgage banking operations, as a result of the historically low interest rate environment, and substantial gains from loan sales. Despite a highly competitive market, our loan growth has been substantial, and our loan pipeline remains strong,” said Peter J. Johnson, President and CEO. “We remain focused on supporting our customers, communities and employees while prudently managing risk. While our third quarter operating performance was strong, we continued to see the impact of the COVID-19 pandemic and its consequences on our Montana communities. During the third quarter the Montana Board of Investments (MBOI) began offering 12-months of interest payment assistance to qualified borrowers. We are closely monitoring borrowers and businesses we service and are providing debt service relief for those who have been impacted.”

COVID-19 Preparations as of September 30, 2020:

  Industry Exposure: Eagle’s exposure, as a percentage of total loans, to some of the industries with business revenues dramatically impacted by the pandemic include health care and social assistance (28.89%), hotels and lodging (28.51%), bars and restaurants (18.59%), casinos (8.83%), and nursing homes (3.21%).
  Loan Accommodations: The bank has offered multiple accommodation options to its clients, including 90-day deferrals, interest only payments, and forbearances. As of September 30, 2020, remaining loan modifications for 66 borrowers represented $55.3 million in loans or 6.51% of total loans, compared to 315 borrowers, representing $125.7 million or 15.0% of total loans, three months earlier. Approximately 56.14% of loans originally modified, or 249 borrowers, are now performing according to the loan agreements, and an estimated additional 34 borrowers, representing $26.8 million in loans, are expected to return to normal status before year end. The bank qualified 26 borrowers for the MBOI program representing $23.7 million in loans, which are included in the third quarter modification totals. There remain approximately 76 forbearances approved for residential mortgage loans, of which 68 are sold and serviced. Utilization of credit lines were 83.4% at the end of the third quarter, compared to 83.4% at the end of the previous quarter, which aligns with historical usage rates.
  Small Business Administration (SBA) Paycheck Protection Program (PPP): Eagle began taking loan applications from its small business clients immediately after the program was implemented in April 2020, and as of the close of the program, Eagle had helped 758 of its customers receive $45.2 million in SBA PPP loans. Eagle is now starting to process applications for PPP loan forgiveness for customers, with 569 loans, representing $9.9 million, qualifying for the streamlined PPP loan forgiveness application.
  Provision for Loan Losses: Due to the economic slowdown resulting from the COVID-19 pandemic, Eagle recorded total provision for loan losses of $854,000 for the third quarter of 2020 with $404,000 related to economic slowdown and $450,000 related to loan growth.
  Deposit Accommodations: The Bank halted deposit fees associated with early withdrawal requests to assist depositors with funding needs.
  Liquidity Changes: Through the quarter ended September 30, 2020, the liquidity level remained consistent with the prior quarters. Eagle used Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) as a partial source of funding for its SBA PPP loans.

Third Quarter 2020 Highlights (at or for the three-month period ended September 30, 2020, except where noted)

  Net income increased 55.4% to $6.4 million, or $0.94 per diluted share, in the third quarter of 2020, compared to $4.1 million, or $0.63 per diluted share, in the third quarter of 2019, and increased 11.2% compared to $5.7 million, or $0.84 per diluted share in the preceding quarter.
  Annualized return on average assets was 2.05%.
  Annualized return on average equity was 17.77%.
  Net interest margin (“NIM”) was 3.83% in the third quarter of 2020, compared to 3.85% in the preceding quarter, and 4.15% in the third quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 6.7% to a record $25.7 million in the third quarter of 2020, compared to $24.1 million in the previous quarter, and increased 42.1% compared to $18.1 million in the third quarter a year ago.
  Purchase discount on loans from the Western Holding Company of Wolf Point portfolio was $1.2 million at January 1, 2020, (the “acquisition date”) of which $654,000 remained as of September 30, 2020.
  Purchase discount on loans from acquisitions prior to 2020 totaled $1.3 million as of September 30, 2020.
  The accretion of the loan purchase discount into loan interest income from the Western Holding Company of Wolf Point, and previous acquisitions was $467,000 in the third quarter of 2020, compared to interest accretion on purchased loans from acquisitions of $357,000 in the preceding quarter.
  The allowance for loan losses represented 151.0% of nonperforming loans at September 30, 2020, compared to 221.0% a year earlier.
  Total loans increased 12.6% to $848.5 million at September 30, 2020, compared to $753.6 million a year earlier.
  Total deposits increased 26.5% to $998.3 million at September 30, 2020, compared to $789.5 million a year ago.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 10.07% at September 30, 2020.
  Declared a quarterly cash dividend of $0.0975 per share.

Recent Events

On June 10, 2020, Eagle issued $15 million in subordinated notes to certain qualified institutional accredited investors through a private placement offering. The net cash proceeds from the sale of the subordinated notes was approximately $14.7 million, and the subordinated notes are expected to qualify as Tier 2 capital for regulatory purposes. Eagle intends to use the net proceeds from the offering for general corporate purposes. On July 10, 2020, the Company redeemed $10 million of existing 6.75% subordinated notes due 2025.

Acquisitions

On January 1, 2020, Eagle completed its acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $15.0 million. In the transaction, Eagle acquired one retail bank branch and approximately $104 million in assets, $87 million in deposits and $43 million in gross loans.

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, which added approximately $108 million in assets, $93 million in deposits and $89 million in gross loans.

Balance Sheet Results

Total assets increased 22.8% to $1.26 billion at September 30, 2020, compared to $1.02 billion a year ago, in large part due to the Western Holding Company of Wolf Point acquisition, and grew modestly from $1.25 billion three months earlier.

“Our recent acquisitions and SBA PPP loans have supported strong balance sheet growth, with total loans increasing 12.6% year-over-year, resulting in solid overall expansion of the loan portfolio,” said Johnson. Total loans were $848.5 million at September 30, 2020, compared to $753.6 million a year earlier, and $840.8 million three months earlier.

Eagle originated $254.0 million in new residential mortgages during the quarter, excluding construction loans, and sold $266.5 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 4.17%. This production compares to residential mortgage originations of $258.2 million in the preceding quarter with sales of $222.3 million.

Commercial real estate loans decreased 2.9% to $308.5 million at September 30, 2020, compared to $317.8 million a year earlier.   Commercial loans increased 68.8% to $123.3 million, compared to $73.1 million a year ago, reflecting SBA PPP loans originated during the second quarter and third quarter of 2020. Agricultural and farmland loans increased 36.1% to $127.4 million at September 30, 2020, compared to $93.6 million a year earlier. Residential mortgage loans decreased to $110.0 million, compared to $110.3 million a year earlier. Home equity loans increased 8.7% to $61.5 million, commercial construction and development loans increased 10.2% to $56.9 million, residential construction loans increased 30.6% to $42.8 million, and consumer loans increased 8.8% to $20.7 million, compared to a year ago.

Total deposits increased 26.5% to $998.3 million at September 30, 2020, compared to $789.5 million at September 30, 2019, and increased 4.5% compared to $955.4 million at June 30, 2020. The increase during the quarter was partially due to SBA PPP loans funding into noninterest-bearing checking accounts. Noninterest-bearing checking accounts represent 29.5%, interest-bearing checking accounts represent 15.6%, savings accounts represent 17.0%, money market accounts comprise 18.8% and time certificates of deposit make up 19.1% of the total deposit portfolio, at September 30, 2020.

Shareholders’ equity increased 22.3% to $147.4 million at September 30, 2020, compared to $120.5 million a year earlier and increased 4.1% compared to $141.5 million three months earlier. Tangible book value increased to $18.36 per share, at September 30, 2020, compared to $15.89 per share a year earlier and $17.32 per share three months earlier.

Operating Results

Eagle’s NIM was 3.83% in the third quarter of 2020, compared to 3.85% in the preceding quarter, and 4.15% in the third quarter a year ago. “The 175-basis point short-term interest rate reductions by the Federal Reserve over the last twelve months continued to put pressure on loan yields. Also affecting our NIM was lower yields on PPP loans,” said Johnson. The interest accretion on purchased loans totaled $467,000 and resulted in a 17 basis-point increase in the NIM during the third quarter, compared to $357,000 and a 13 basis-point increase in the NIM during the preceding quarter. Year-to-date, Eagle’s NIM was 3.91% compared with 4.26% in the first nine months of 2019. The investment securities portfolio was $165.4 million at September 30, 2020, compared to $174.5 million at June 30, 2020, and $136.4 million at September 30, 2019. Average yields on earning assets for the third quarter decreased to 4.39% from 5.04% a year ago, largely due to the acquired investment portfolio of Western Holding Company of Wolf Point and adding PPP loans at a lower rate.

Eagle’s third quarter revenues were $25.7 million, a 6.7% increase compared to $24.1 million in the preceding quarter and a 42.1% increase when compared to $18.1 million in the third quarter a year ago. The year-over-year increase was a result of increased mortgage banking income and gain on sale of mortgages as well as growth from the Western Holding Company of Wolf Point acquisition. Year-to-date, revenues increased 48.0%, to $68.7 million compared to $46.4 million in the first nine months of 2019.

Net interest income, before the provision for loan losses, increased 3.4% to $10.8 million in the third quarter, compared to $10.4 million in the second quarter 2020, and increased 11.1% compared to $9.7 million in the third quarter of 2019. In the first nine months of 2020, net interest income increased 10.1% to $31.7 million, compared to $28.8 million in the first nine months of 2019.

Noninterest income increased 9.3% to $15.0 million in the third quarter of 2020, compared to $13.7 million in the preceding quarter, and increased 77.8% compared to $8.4 million in the third quarter a year ago. The net gain on sales of mortgage loans totaled $11.1 million in the third quarter of 2020, compared to $7.9 million in the preceding quarter and $5.5 million in the third quarter a year ago. Year-to-date, noninterest income grew 109.9% to $37.0 million, compared to $17.6 million in the first nine months of 2019.

Eagle’s third quarter noninterest expenses were $16.3 million compared to $15.1 million in the preceding quarter and $12.2 million in the third quarter a year ago. After a $1.1 million impairment expense on the mortgage servicing rights asset was recorded the preceding quarter, a recovery of $338,000 was recorded during the third quarter as a result of slower prepayments than expected.   In the first nine months of the year, noninterest expenses totaled $44.3 million, compared to $33.7 million in the first nine months of 2019.

For the third quarter of 2020, the income tax provision totaled $2.2 million, for an effective tax rate of 25.4%, compared to $2.0 million in the preceding quarter and $1.1 million in the third quarter of 2019.

Credit Quality

“Even though we continue to operate with sound credit quality metrics and minimal charge-offs, we recorded a substantial provision for loan losses during the third quarter based on the impact of the pandemic on our Montana markets,” Johnson said. The provision for loan losses was $854,000 in the third quarter of 2020, compared to $1.2 million in the preceding quarter and $694,000 in the third quarter a year ago. The allowance for loan losses represented 151.0% of nonperforming loans at September 30, 2020, compared to 124.6% three months earlier and 221.0% a year earlier.

Nonperforming loans (“NPLs”) were $7.5 million at September 30, 2020, compared to $8.4 million at June 30, 2020, and $3.7 million a year earlier. The increase year-over-year in nonperforming loans was impacted by acquired loans which make up approximately $1.7 million of the balance as of September 30, 2020.

Eagle’s total other real estate owned (“OREO”) and other repossessed assets improved to $25,000 at September 30, 2020, compared to $57,000 at June 30, 2020 and $91,000 at September 30, 2019. Nonperforming assets (“NPAs”), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more and restructured loans, were $7.5 million at September 30, 2020, or 0.60% of total assets, compared to $8.5 million, or 0.68% of total assets three months earlier and $3.8 million, or 0.37% of total assets a year earlier.

Net loan charge-offs totaled $55,000 in the third quarter, compared to net loan recoveries of $23,000 in the preceding quarter and charge-offs of $244,000 in the third quarter a year ago. The allowance for loan losses was $11.3 million, or 1.33% of total loans, at September 30, 2020, compared to $10.5 million, or 1.25% of total loans, at June 30, 2020, and $8.2 million, or 1.09% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 10.07% as of September 30, 2020. (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Western Bank of Wolf Point, Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Western Bank of Wolf Point, Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	September 30,	June 30,	September 30,
	2020	2020	2019

Assets:
Cash and due from banks	$19,879	$12,555	$9,697
Interest bearing deposits in banks	7,672	11,028	3,589
Federal funds sold	45,260	29,305	-
Total cash and cash equivalents	72,811	52,888	13,286
Securities available-for-sale	165,353	174,526	136,383
FHLB stock	2,817	4,057	4,167
FRB stock	2,974	2,601	2,526
Mortgage loans held-for-sale, at fair value	41,484	57,715	24,913
Loans:
Real estate loans:
Residential 1-4 family	110,021	111,954	110,291
Residential 1-4 family construction	42,814	38,864	32,776
Commercial real estate	308,485	320,634	317,829
Commercial construction and development	56,927	53,388	51,647
Farmland	67,061	58,609	46,681
Other loans:
Home equity	61,460	58,755	56,537
Consumer	20,694	20,231	19,012
Commercial	123,303	122,182	73,059
Agricultural	60,308	58,823	46,893
Unearned loan fees	(2,595)	(2,611)	(1,156)
Total loans	848,478	840,829	753,569
Allowance for loan losses	(11,300)	(10,500)	(8,200)
Net loans	837,178	830,329	745,369
Accrued interest and dividends receivable	6,615	6,075	5,318
Mortgage servicing rights, net	9,518	8,334	8,218
Premises and equipment, net	54,450	52,897	38,628
Cash surrender value of life insurance, net	27,064	26,058	23,460
Goodwill	20,798	20,798	15,710
Core deposit intangible, net	2,505	2,669	2,961
Other assets	11,461	9,487	1,282
Total assets	$1,255,028	$1,248,434	$1,022,221

Liabilities:
Deposit accounts:
Noninterest bearing	295,058	271,259	199,086
Interest bearing	703,272	684,185	590,375
Total deposits	998,330	955,444	789,461
Accrued expenses and other liabilities	18,419	20,458	10,266
Deferred tax liability, net	1,367	541	420
FHLB advances and other borrowings	59,777	90,786	76,699
Other long-term debt, net	29,772	39,676	24,925
Total liabilities	1,107,665	1,106,905	901,771

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
7,110,833, 7,110,833 and 6,714,983 shares issued;
6,756,107, 6,817,602 and 6,403,693 shares outstanding at
September 30, 2020, June 30, 2020 and September 30, 2019, respectively)	71	71	67
Additional paid-in capital	77,612	77,506	68,894
Unallocated common stock held by Employee Stock Ownership Plan	(185)	(227)	(352)
Treasury stock, at cost (354,726, 293,231 and 311,290 shares at
September 30, 2020, June 30, 2020 and September 30, 2019, respectively)	(4,630)	(3,664)	(3,850)
Retained earnings	69,478	63,757	53,664
Accumulated other comprehensive income, net of tax	5,017	4,086	2,027
Total shareholders' equity	147,363	141,529	120,450
Total liabilities and shareholders' equity	$1,255,028	$1,248,434	$1,022,221

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Interest and dividend income:
Interest and fees on loans	$11,340	$11,060	$10,731	$33,832	$31,378
Securities available-for-sale	874	952	916	2,853	2,802
FRB and FHLB dividends	95	95	107	284	297
Other interest income	30	26	19	134	55
Total interest and dividend income	12,339	12,133	11,773	37,103	34,532
Interest expense:
Interest expense on deposits	779	945	1,022	3,063	2,733
FHLB advances and other borrowings	261	342	692	1,066	1,942
Other long-term debt	521	423	360	1,296	1,089
Total interest expense	1,561	1,710	2,074	5,425	5,764
Net interest income	10,778	10,423	9,699	31,678	28,768
Loan loss provision	854	1,227	694	2,751	1,995
Net interest income after loan loss provision	9,924	9,196	9,005	28,927	26,773

Noninterest income:
Service charges on deposit accounts	282	216	329	814	882
Net gain on sale of loans	11,101	7,920	5,492	24,432	11,451
Mortgage banking, net	2,204	3,358	1,390	7,164	2,477
Interchange and ATM fees	407	379	364	1,123	977
Appreciation in cash surrender value of life insurance	160	160	254	480	571
Net gain on sale of available-for-sale securities	-	1,068	-	1,068	49
Net gain on sale/disposal of premises and equipment	-	-	438	4	438
Other noninterest income	817	597	153	1,888	772
Total noninterest income	14,971	13,698	8,420	36,973	17,617

Noninterest expense:
Salaries and employee benefits	11,325	9,267	7,555	28,274	20,057
Occupancy and equipment expense	1,280	1,188	1,152	3,677	3,229
Data processing	1,168	1,089	933	3,507	2,715
Advertising	208	167	320	624	800
Amortization	165	166	254	495	761
Loan costs	566	398	242	1,211	554
FDIC insurance premiums	75	3	(36)	147	79
	76	86	90	260	237
Professional and examination fees	389	407	182	1,081	767
Acquisition costs	-	29	517	157	1,693
Other noninterest expense	1,093	2,333	1,015	4,893	2,826
Total noninterest expense	16,345	15,133	12,224	44,326	33,718

Income before provision for income taxes	8,550	7,761	5,201	21,574	10,672
Provision for Income taxes	2,170	2,026	1,096	5,532	2,137
Net income	$6,380	$5,735	$4,105	$16,042	$8,535

Basic earnings per share	$0.94	$0.84	$0.64	$2.36	$1.33
Diluted earnings per share	$0.94	$0.84	$0.63	$2.35	$1.32

Basic weighted average shares outstanding	6,776,417	6,818,494	6,403,693	6,804,495	6,420,711

Diluted weighted average shares outstanding	6,813,739	6,855,856	6,425,380	6,833,929	6,442,934

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Nine Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019

Mortgage Banking Activity (For the quarter):
Mortgage servicing (loss) income, net	$(39)	$(345)	$193
Net gain on mortgage banking derivatives	2,961	2,155	1,393
Net (loss) gain on fair value of loans held-for-sale	(718)	1,548	(196)
Mortgage banking, net	$2,204	$3,358	$1,390

Mortgage Banking Activity (Year-to-date):
Mortgage servicing (loss) income, net	$(156)	$(117)	$805
Net gain on mortgage banking derivatives	$6,363	3,402	864
Net gain on fair value of loans held-for-sale	$957	1,675	808
Mortgage banking, net	$7,164	$4,960	$2,477

Performance Ratios (For the quarter):
Return on average assets	2.05%	1.89%	1.60%
Return on average equity	17.77%	16.66%	13.86%
Net interest margin	3.83%	3.85%	4.15%
Core efficiency ratio*	62.84%	61.93%	63.21%

Performance Ratios (Year-to-date):
Return on average assets	1.78%	1.63%	1.14%
Return on average equity	15.51%	14.31%	10.02%
Net interest margin	3.91%	3.95%	4.26%
Core efficiency ratio*	63.62%	64.09%	67.40%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019

Nonaccrual loans	$5,600	$5,632	$3,691
Loans 90 days past due and still accruing	57	666	-
Restructured loans, net	1,825	2,132	20
Total nonperforming loans	7,482	8,430	3,711
Other real estate owned and other repossessed assets	25	57	91
Total nonperforming assets	$7,507	$8,487	$3,802

Nonperforming loans / portfolio loans	0.88%	1.00%	0.49%
Nonperforming assets / assets	0.60%	0.68%	0.37%
Allowance for loan losses / portfolio loans	1.33%	1.25%	1.09%
Allowance / nonperforming loans	151.03%	124.56%	220.96%
Gross loan charge-offs for the quarter	$82	$11	$252
Gross loan recoveries for the quarter	$27	$34	$8
Net loan charge-offs (recoveries) for the quarter	$55	$(23)	$244

ADDITIONAL FINANCIAL INFORMATION (Continued)		(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2020	2020	2019
Capital Data (At quarter end):
Tangible book value per share**	$18.36	$17.32	$15.89
Shares outstanding	6,756,107	6,817,602	6,403,693
Tangible common equity to tangible assets***	10.07%	9.64%	10.14%

Other Information:
Average total assets for the quarter	$1,244,918	$1,214,876	$1,027,898
Average total assets year-to-date	$1,203,719	$1,183,120	$998,475
Average earning assets for the quarter	$1,115,606	$1,086,301	$926,987
Average earning assets year-to-date	$1,079,527	$1,061,488	$902,640
Average loans for the quarter ****	$902,543	$867,374	$779,770
Average loans year-to-date ****	$870,114	$853,900	$753,541
Average equity for the quarter	$143,608	$137,693	$118,512
Average equity year-to-date	$137,880	$135,017	$113,614
Average deposits for the quarter	$971,043	$931,656	$757,327
Average deposits year-to-date	$931,043	$911,042	$741,363

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Calculation of Core Efficiency Ratio:
Noninterest expense	$16,345	$15,133	$12,224	$44,326	$33,718
Acquisition costs	-	(29)	(517)	(157)	(1,693)
Intangible asset amortization	(165)	(166)	(254)	(495)	(761)
Core efficiency ratio numerator	16,180	14,938	11,453	43,674	31,264

Net interest income	10,778	10,423	9,699	31,678	28,768
Noninterest income	14,971	13,698	8,420	36,973	17,617
Core efficiency ratio denominator	25,749	24,121	18,119	68,651	46,385

Core efficiency ratio	62.84%	61.93%	63.21%	63.62%	67.40%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2020	2020	2019
Tangible Book Value:
Shareholders' equity	$147,363	$141,529	$120,450
Goodwill and core deposit intangible, net	(23,303)	(23,467)	(18,671)
Tangible common shareholders' equity	$124,060	$118,062	$101,779

Common shares outstanding at end of period	6,756,107	6,817,602	6,403,693

Common shareholders' equity (book value) per share (GAAP)	$21.81	$20.76	$18.81

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$18.36	$17.32	$15.89

Tangible Assets:
Total assets	$1,255,028	$1,248,434	$1,022,221
Goodwill and core deposit intangible, net	(23,303)	(23,467)	(18,671)
Tangible assets (non-GAAP)	$1,231,725	$1,224,967	$1,003,550

Tangible common shareholders' equity to tangible assets
(non-GAAP)	10.07%	9.64%	10.14%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Net interest income after loan loss provision	$9,924	$9,196	$9,005	$28,927	$26,773
Noninterest income	14,971	13,698	8,420	36,973	17,617

Noninterest expense	16,345	15,133	12,224	44,326	33,718
Acquisition costs	-	(29)	(517)	(157)	(1,693)
Noninterest expense, excluding acquisition costs	16,345	15,104	11,707	44,169	32,025

Income before income taxes	8,550	7,790	5,718	21,731	12,365
Income tax expense, excluding acquisition costs
related taxes	2,170	2,034	1,205	5,572	2,476
Net Income, excluding acquisition costs	$6,380	$5,756	$4,513	$16,159	$9,889

Diluted earnings per share (GAAP)	$0.94	$0.84	$0.63	$2.35	$1.32
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.94	$0.84	$0.70	$2.36	$1.53

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	September 30,	June 30,	September 30,
	2020	2020	2019
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$6,380	$5,756	$4,513
Average total assets quarter to date	$1,244,918	$1,214,876	$1,027,898
Return on average assets, excluding acquisition costs (non-GAAP)	2.05%	1.90%	1.76%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$16,159	$9,778	$9,889
Average total assets year to date	$1,203,719	$1,183,120	$998,475
Return on average assets, excluding acquisition costs (non-GAAP)	1.79%	1.65%	1.32%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.